UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25
                           NOTIFICATION OF LATE FILING

Commission File Number: 000-54522                        CUSIP Number 397989 208
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(Check One):  [ ] Form 10-K                   [X] Form 10-Q
              [ ] Form 20-F  [ ] Form 11-K    [ ] Form N-SAR

For Period Ended: November 30, 2012
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[ ] Transition Report on Form 10-K    [ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K    [ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR

For the Transition Period Ended:

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I - REGISTRANT INFORMATION

                               GLOBAL STEVIA CORP.
                            -------------------------
                             Full Name of Registrant

                                 Not applicable.
                            -------------------------
                            Former Name if Applicable

               No 47, Alley 86, Chua Ha Street, Cau Giay District
            ---------------------------------------------------------
            Address of Principal Executive Office (Street and Number)

                               Hanoi City, Vietnam
                            -------------------------
                            City, State and Zip Code

PART II - RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 20-F, 10-Q, N-SAR, or other transition report or portion thereof, could not be filed within the prescribed period.

The Registrant is unable to file, without unreasonable effort and expense, its Form 10-Q Quarterly Report for the quarter ended November 30, 2012 because the Registrant's auditor has not completed their review of the Form 10-Q. It is anticipated that the Form 10-Q Quarterly Report, along with the interim financial statements, will be filed on or before the 5th calendar day following the prescribed due date of the Registrant's Form 10-Q.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

           Phuong Hong Tran               (84)             966015062
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           (Name)                     (Area Code)     (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), been filed? If answer is no,
     identify report(s).                                          [X] YES [ ] NO

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof?
                                                                  [ ] YES [X] NO

If so, attach an explanation of the anticipated change, both narratively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                               GLOBAL STEVIA CORP.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date January 15, 2013                By: /s/ Phuong Hong Tran
                                         ---------------------------------------
                                         Phuong Hong Tran
                                         President, Chief Financial Officer,
                                         Secretary, Treasurer and Director